Exhibit 99.2

                                 Contact: Douglas Stafford, CEO
RELEASED 9:00 A. M., 05/26/00    Ophidian Pharmaceuticals, Inc.
                                        Phone 608.271.0878 x107
                                               Fax 608.277.2395
                                       E-mail stafford@ophd.com

              Ophidian Suspends Research
          and Product Development Operations

May 26, 2000 (Madison, Wisconsin) Ophidian
Pharmaceuticals, Inc. (Nasdaq SmallCap Market - OPHD;
the Pacific Exchange, Inc. - OPD) today announced that its board of directors has directed management to suspend laboratory, product development and related operations of the company. This action was taken to allow the company to focus its resources on the marketing and business development of its intellectual property and manufacturing assets and was prompted by the company's continued cash shortage. The company's workforce is now reduced by 18 full time employees by termination or resignation including Dr. Joseph Firca, Vice President of Research and Development and Mr.
Donald Nevins, Chief Financial Officer.  Dr. Douglas
Stafford, the company's president and chief executive officer and five additional employees remain with the company.

The company is focused on finding a merger partner, development partner, or one or more purchasers of its assets. The company believes its numerous patents and other intellectual properties covering the manufacture, formulation and use of therapeutic antibodies, as well as its manufacturing assets, could have significant value. The company has received preliminary indications of interest concerning several potential business arrangements.

This press release may contain certain forward-looking statements based on current management expectations.
There are certain key factors that could cause future results to differ from those anticipated by management.
Such factors include, but are not limited to, the salability of the company's assets, the amount of cooperation from creditors, the amount of interest shown by potential buyers of the company's assets and the company's ability to obtain necessary approvals or consents. Additional information on potential factors that could affect the company's financial results are included in the company's prospectus dated May 7, 1998, and other reports filed with the Securities and Exchange Commission.

This document may contain certain forward-looking statements based on current management expectations.
There are certain key factors that could cause future results to differ from those anticipated by management.
Such factors include, but are not limited to, technical risks associated with the development of new products, the continued progress of clinical trials of the company, the company's ability to continue to establish collaborative agreements with third parties, the competitive environment of the biotechnology and pharmaceutical industries, and general economic conditions. Additional information on potential factors that could affect the company's financial results are included in the company's prospectus dated
May 7, 1998, and other reports filed with the Securities and Exchange Commission.

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